Exhibit 2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-162685) of Japan Finance Organization for Municipalities of our report dated May 20, 2011, with respect to the financial statements of Japan Finance Organization for Municipalities included in its Annual Report on Form 18-K for the year ended March 31, 2011.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

August 4, 2011